                            Capital Properties, Inc.
                                 100 Dexter Road
                            East Providence, RI 02914
                                Tel: 401-435-7171
                                Fax: 401-435-7179

                                 August 26, 2004

Mercury Special Situations Fund LP
100 Field Point Road
Greenwich, Connecticut 06830

Attention:        David R. Jarvis, General Partner Malcolm F. MacLean IV, General Partner

Gentlemen:

We, the  undersigned,  are the independent  members of the Board of Directors of
Capital  Properties,  Inc. and are  collectively in receipt of your letter dated
August 17, 2004,  through its  publication  in the press prior to its receipt by
us. Many of the  statements  and  assertions in your letter are  inaccurate  and without factual  foundation,  and we do not intend to reply to them. Rather, the purpose of this letter is to inform you of our deliberations and our conclusions with respect to determining whether Capital Properties,  Inc. should elect to be taxed as a real estate investment trust ("REIT").

As you should be aware,  a REIT  election  can only be  accomplished  if five or fewer  stockholders  of  Capital  Properties  own less  than 50% in value of its capital stock.  Therefore,  to believe that a conversion to a REIT could be ever accomplished  without  consultation  with, and the  concurrence of, Mr. and Mrs.
Eder,  who  own  53.2%  of the  Class A and  Class B  common  stock  of  Capital
Properties, would be ludicrous to say the least.

The 2001 Amendment was prepared and approved by the holders of a majority of the
Company's capital stock in order to permit the Company to convert to a REIT in a manner  which  would  permit  Mr.  and Mrs.  Eder to retain  control.  The Board recommended  approval  of these  proposed  amendments  in order to  provide  the
Company with the  flexibility  to effect the conversion to a REIT at a time when the tax  advantages  outweighed  the  cost of  compliance  and the  restrictions related  thereto.  The  limitation  of March  2005 was a result  of a  condition imposed upon the Company by the American Stock Exchange.

The  Company  operates  a  significant   petroleum   storage  terminal  in  East
Providence,  Rhode Island.  The Company cannot continue to operate that terminal and  qualify  as a REIT  unless  certain  preconditions  are  met.  Among  those preconditions  is the  creation of a  relationship  between  Dunellen , LLC, the
Company's  wholly-owned  LLC and owner of the  terminal,  and  Capital  Terminal
Company,  the  Company's  wholly-owned  subsidiary,  through a contract by which
Capital  Terminal  Company  assumes  the  operational  responsibilities  for the terminal.  By so doing,  the Company would create the necessary  precondition to qualify  Capital  Terminal  Company as a taxable REIT  subsidiary  which in turn would  permit the Company to be taxed as a REIT on the  remainder  of its assets and resultant income. These steps were completed in January 2004.

REIT status  carries  with it a number of  significant  restrictions  on how the
Company may operate. The primary advantage is the avoidance of federal corporate income tax.  This  advantage is in fact  mitigated by the  requirement  that the
Company  create a taxable  REIT  subsidiary  to operate  its  petroleum  storage terminal.  As a result, the overall tax benefits of REIT conversion are reduced.
Over time, as the income from the Company's  present and future  Capital  Center real estates leases increases, so do the tax benefits of REIT status.

We, as the independent  members of the Board of Directors of Capital Properties,
Inc.,  take very  seriously our obligation to all  stockholders.  We are mindful that the Company should preserve to the greatest extent possible the flexibility to enhance shareholder value. We are also cognizant of the fact that without the agreement  of Mr.  and Mrs.  Eder,  no  conversion  to a REIT  can  take  place.
Therefore,  we  believe  it is in the  best  interest  of the  Company  and  its stockholders  to undertake  those steps that are  acceptable to the  controlling stockholders  in order to  permit  the  Company  to  convert  to a REIT when the economics of conversion so justify. Under these circumstances, in our opinion it was  appropriate  to seek approval of the American  Stock Exchange to extend the time during which the Company could effect the conversion. The Amex has informed the Company that it will not grant the Company's request.  As announced,  at our next  regularly  scheduled  Board of  Directors  meeting,  we will  consider the action, if any, that the Company should take at that time.

You state that the Company may elect REIT status at any time.  That statement is false. The Company may only elect REIT status if and to the extent the Company's assets,  income and stock ownership qualify.  Absent  qualification in all those particulars,  including  the share  ownership  test  described  earlier  in this letter, the Company may not elect to become a REIT. You may be  "flabbergasted", but it is a fact and a fact of which you were aware,  or should have been aware, when you purchased Capital Properties stock.

Apparently,  you made your  investment on the assessment  that it was "extremely unlikely" that the Company would elect REIT status in 2005.  There is nothing in any  statement  made or report filed by the Company to support your  assessment.
However, because your assessment may turn out to be erroneous, you wish to place the blame somewhere else. We have no intention of accepting  responsibility  for your unilateral assessment of the Company's future actions.

We  reject  the  explicit  and  implicit  assertions  in your  letter  that  the undersigned  are not independent and are not looking out for the interest of all stockholders.  We will continue to take all steps which we think are  reasonably necessary to protect and increase shareholder value. Since you did not extend us the  courtesy of waiting for our receipt of your letter  before  publishing  the same in the press,  we see no reason to extend you that  courtesy.  Accordingly, this letter is being made public and will be an exhibit to an 8-K to be filed by the  Company  in  compliance  with the  Rules  of the  Securities  and  Exchange
Commission.

Very truly yours,

Harold J. Harris
Harris N. Rosen
Henry S. Woodbridge, Jr.